Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 30, 2013, relating to the balance sheet of Levy Acquisition Corp. (a corporation in the development stage) as of August 6, 2013, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 2, 2013 (date of inception) to August 6, 2013, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey
October 4, 2013